Exhibit 99.1

Integral Acquisition Corporation 1 Announces Pricing of $100,000,000 Initial Public Offering

New York, NY – November 2, 2021 Integral Acquisition Corporation 1 (the “Company”) announced today that it priced its initial public offering of 10,000,000 units at $10.00 per unit. The units will be listed on The Nasdaq Global Market, or Nasdaq, and will begin trading tomorrow, November 3, 2021, under the ticker symbol “INTEU”. Each unit consists of one share of Class A common stock of the Company and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “INTE” and “INTEW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. The Company has not selected any specific business combination target and it has not, nor has anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with it. The Company intends to target a business combination with a technology-oriented company in Australia and/or New Zealand. The Company is one of only a few SPACs primarily focused on acquisition targets in Australia and/or New Zealand. The Company is led by Chief Executive Officer Enrique Klix.

Wells Fargo Securities, LLC is acting as the sole book-runner and manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Wells Fargo Securities, LLC, Attn: Equity Syndicate Department, 500 West 33rd Street, New York, New York, 10001, by telephone at 1-800-326-5897, or by emailing cmclientsupport@wellsfargo.com.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission (the “SEC”) at 5:30 p.m., Eastern time, on November 2, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Enrique Klix

C.E.O.

+61 478 333 002

info@integralacquisition.com